Deloitte & Touche LLP 555 E. Wells Street, Suite 1400 Milwaukee, WI 53202-3824 USA Tel: +1 414 271 3000 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 350 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 30, 2012, relating to the financial statements and financial highlights of Trust for Professional Managers, including PMC Core Fixed Income Fund and PMC Diversified Equity Fund (the “Funds”), appearing  in the Funds’ Annual Report on Form N-CSR of Trust for Professional Managers for the year ended August 31, 2012, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

December 26, 2012